                                                                    EXHIBIT 99.1


Acquisition of Scientific-Atlanta Satellite Networking Business Completed
Released: 4/26/00

ViaSat Inc. has completed the acquisition of the Satellite Networking Business of Scientific-Atlanta Inc. (NYSE: SFA) for a purchase price of approximately $64.4 million in cash. ViaSat will combine the acquired businesses with ViaSat's StarWire broadband on-demand satellite networks to form the ViaSat Satellite Networks division, headquartered in Norcross, Georgia.

The acquisition includes personnel, technology, products, and distribution capabilities that extend ViaSat's product lines into broadband satellite network gateways, data transaction networks, telephony, mobile asset tracking, automated meter reading, remote monitoring, space imaging and antenna manufacturing. The transaction substantially increases ViaSat's global resources and customer base.

"Our acquisition of Scientific-Atlanta's Satellite Networks business marks the start of a new chapter in ViaSat's growth," said Mark Dankberg, chairman and CEO of ViaSat. "It creates an exciting mix of entrepreneurial management, technology, and commercial market presence. We are especially looking forward to applying our combined resources to the rapidly emerging market for broadband satellite networking equipment."

Portions of this release, particularly statements about future earnings and business opportunities, may contain forward-looking statements regarding future events and are subject to risks and uncertainties. ViaSat wishes to caution you that there are some factors that could cause actual results to differ materially, including but not limited to: contractual problems, regulatory issues, technologies not being developed according to anticipated schedules, or that do not perform according to expectations; and increased competition and other factors affecting the telecommunications industry generally. The Company refers you to the documents it files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in the Company's Form 10-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.